JayHawk Announces New Directors and Provides Update

May 6, 2008

BROOMFIELD, Colo.--(BUSINESS WIRE)--JayHawk Energy, Inc. (OTCBB:JYHW - News) (“JayHawk”) Announces the addition of two new board members and provides update.

JayHawk added two independent members to its Board of Directors congruent with its goal to qualify for a larger exchange. The Company believes these two new members bring a wealth of expertise and experience. Mr. Matt Wayrynen, has served in a variety of positions within the oil and gas and mining sectors, in addition to serving as a director for a number of several other companies. Mr. Jeff Bright, an attorney by trade, also has several years in oil and gas industry. He is a member of many oil and gas associations, as well as the American and Canadian Bar Associations.

 “I am pleased we have been able to recruit, Mr. Matt Wayrynen and Mr. Jeff Bright, as Mr. Wayrynen is a very successful businessman with a number of years in the oil & gas industry, and Mr. Bright is a very successful attorney practicing in the oil & gas sector,” stated Lindsay Gorrill, President and CEO of JayHawk Energy, Inc.

JayHawk also hired Tony Anderson, a mechanical engineer, as General Manager for field operations in Kansas. “Mr. Anderson brings pipeline construction experience, team management, good local reputation, and a strong character to our Kansas operations,” says President Lindsay Gorrill.

 On May 5th, 2008, the Company commenced its drilling program in Girard, Kansas. JayHawk broke ground on its first Cherokee basin well with one drilling rig. “We are currently a couple of weeks behind in our drilling program due the large volume of rain that fell during the month of April, but we expect to add a second rig earlier than expected, to recover our lost days,” says Gorrill. “The time from drilling completion and tie in to pipe is approximately 1 week after rig release, providing the company a quick return on investment,” added Gorrill.

 Production volumes have continued to be steady for JayHawk’s light crude project in North Dakota providing the company approx. $91,000 this past month, net of royalties and production taxes, which is the result of stabilizing production. The Company is optimistic about this property and intends to drill in North Dakota later in the year. This includes strategy in the Madison group with out stepping drill targets and more economical drilling techniques are expected to commence in the summer to fall of 2008. “We are pleased with the performance of our North Dakota operations, and look forward to furthering the development of this Williston basin play,” says Gorrill.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

Contact:
JayHawk Energy, Inc.
Lindsay Gorrill, President & CEO
Joseph Young, CFO
Telephone: 303-327-1571
Facsimile: 303-327-1574
Toll Free: 877-321-HAWK